EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS
25% Increase in SmartMusic Subscription Revenue
6% Increase in Total Revenue
Minneapolis — May 2, 2007 — MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the three months ended March 31, 2007. Net revenues for the three months ended March 31, 2007, were $3,271,000, a 6% increase compared to $3,088,000 in the prior year. The company also announced for the first quarter of 2007 a net loss of $164,000 or 4 cents per basic and diluted share. These results represent an improvement of $145,000, or 4 cents per share, over the net loss of $309,000, or 8 cents per basic and diluted share, reported in the first quarter of 2006.
The increase in net revenue during the first quarter was primarily attributable to continued growth in SmartMusic® revenue. The SmartMusic subscription service continues to show steady growth and represents an increasing share of net revenue. SmartMusic subscription revenue was $481,000 in the quarter ended March 31, 2007, a 33% increase over subscription revenue of $361,000 in the quarter ended March 31, 2006. Total SmartMusic revenue, including accessories related to the SmartMusic product, increased by 25% to $588,000 in the three months ended March 31, 2007, compared to revenue of $470,000 during the same period in 2006.
As of March 31, 2007, the company had 59,961 active subscriptions, a 26% increase over the 47,600 active subscriptions as of March 31, 2006. Total schools using SmartMusic reached 6,085 during the first quarter of 2007 compared to 4,960 as of March 31, 2006.
Notation revenue increased by $46,000 to $2,553,000 during the first quarter of 2007 compared to $2,507,000 in the first quarter of 2006. This 2% increase is primarily due to the release of Allegro® 2007 during the quarter and Finale Songwriter™ released late in 2006.
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MakeMusic, Inc.
Three-Month Results as of March 31, 2007

Gross profit in the quarter ended March 31, 2007, increased by $204,000 to $2,874,000 compared to the quarter ended March 31, 2006. The increase in gross profit for first quarter is the result of the increase in revenues and lower repertoire development amortization. Repertoire development amortization as a percentage of revenue was 5% for the current quarter as compared to 7% for the same quarter last year. Gross margin as a percentage of sales improved to 88% from 86% in the three months ended March 31, 2007 and 2006, respectively.
Operating expenses for the first quarter of 2007 were $3,069,000, a 3% increase from $2,993,000 in the same period last year. Development expenses for the quarter increased over the prior year by $90,000 to $978,000 as the company increased its investments in repertoire development and business systems in support of SmartMusic 10.0 and Impact which were released in April 2007. Sales and marketing expenses for the quarter ended March 31, 2007, declined $90,000 from the prior year due to timing of promotions. General and administrative expenses increased 8% to $1,001,000 during the first quarter of 2007 compared to first quarter of 2006 primarily due to an increase in our annual audit fees and consulting expenses as a result of Sarbanes Oxley 404 implementation and the adoption of FIN48.
Net cash used by operating activities was $69,000 in the first quarter of 2007 compared to $333,000 in the first quarter of 2006. Total cash increased by $93,000 to $3,223,000 in the first quarter of 2007 compared to a decrease of $566,000 in the first quarter of 2006. The improved cash position for the first quarter is primarily due to the reduced loss and the exercise of stock options.
“We continued our positive revenue growth in the first quarter as a result of continued growth in our SmartMusic subscription base and modest increases in notation revenue,” said John Paulson, CEO. “We intend to expand our investment in SmartMusic marketing and content development through the balance of 2007 and anticipate accelerated growth of SmartMusic subscriptions beginning the fall of 2007 with back-to-school teacher purchases. With the release of SmartMusic Impact™, we will begin reporting the number of teachers that use SmartMusic as well as the number of those teachers who are using Impact to deliver and manage student assignments (Impact teachers), along with the average number of students subscriptions per Impact teacher.”
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MakeMusic, Inc.
Three-Month Results as of March 31, 2007

About MakeMusic, Inc.
MakeMusic®, Inc. is a leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, a best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and an interactive library of more than 30,000 professionally performed and recorded accompaniments. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our planned expansion of investment in marketing and repertoire development in 2007, our anticipated accelerated rate of SmartMusic subscriptions in the fall of 2007, and our plans to begin tracking teachers that use SmartMusic and Impact. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the rapid technological changes and obsolescence in our industry, the impact of emerging and existing competitors, errors in management estimates with respect to the seasonality of our business, our inability to successfully and efficiently track teachers using SmartMusic and Impact, fluctuations in general economic conditions, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months
	Ended March 31,
	2007	2006
Notation revenue	2,553	2,507
Smart Music revenue	588	470
Other revenue	130	111

NET REVENUE	3,271	3,088

COST OF REVENUES	397	418

GROSS PROFIT	2,874	2,670

OPERATING EXPENSES:
Development expenses	978	888
Selling and marketing expenses	1,090	1,180
General and administrative expenses	1,001	925

Total operating expenses	3,069	2,993

LOSS FROM OPERATIONS	(195)	(323)

Interest income	33	19
Interest expense	(1)	—
Other income (expense)	(1)	1

Net loss before income tax	(164)	(303)

Income tax	0	6

Net loss	(164)	(309)

Income (loss) per common share:
Basic	(0.04)	(0.08)
Diluted	(0.04)	(0.08)

Weighted average common shares outstanding:
Basic	4,040,150	3,888,106
Diluted	4,040,150	3,888,106

MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars)

Assets	March 31,	December 31,
	2007	2006
	(unaudited)
Current assets:
Cash and cash equivalents	$3,223	$3,130
Accounts receivable (net of allowance of $153 and $149 in 2007 and 2006, respectively)	1,454	1,664
Inventories	318	347
Prepaid expenses and other current assets	142	199

Total current assets	5,137	5,340

Property and equipment, net	659	663
Capitalized software products, net	1,050	954
Goodwill, net	3,630	3,630
Other non-current assets	32	39

Total assets	10,508	10,626

Liabilities and shareholders’ equity
Current liabilities:
Current portion of capital lease obligations	10	10
Accounts payable	151	507
Accrued compensation	814	1,066
Other accrued liabilities	297	254
Post contract support	181	181
Reserve for product returns	524	429
Current portion of deferred rent	24	25
Deferred revenue	1,259	1,199

Total current liabilities	3,260	3,671

Capital lease obligations, net of current portion	13	15
Deferred rent, net of current portion	91	96

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000 Issued and outstanding shares — 4,072,647 and 3,971,229 in 2007 and 2006, respectively	41	40
Additional paid-in capital	63,359	62,896
Accumulated deficit	(56,256)	(56,092)

Total shareholders’ equity	7,144	6,844

Total liabilities and shareholders’ equity	$10,508	$10,626

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MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	3 Months
	Ended March 31,
	2007	2006
Operating activities
Net loss	(164)	(309)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization of property, equipment and capitalized software	104	79
Issuance of options and warrants for services	104	93
Net change in assets and liabilities:
Accounts receivable	210	(148)
Inventories	29	47
Prepaid expenses and other current assets	63	11
Accounts payable	(356)	(251)
Accrued liabilities and product returns	(120)	80
Deferred revenue	61	65

Net cash used by operating activities	(69)	(333)

Net cash used in investing activities
Purchases of property and equipment	(68)	(292)
Capitalized development and other intangibles	(126)	(59)

Net cash used in investing activities	(194)	(351)

Net cash provided by (used in) financing activities
Proceeds from stock options and warrants exercised	358	120
Payments on long-term debt and capital leases	(2)	(2)

Net cash provided by financing activities	356	118

Net increase in cash and cash equivalents	93	(566)
Cash and cash equivalents, beginning of period	3,130	2,952

Cash and cash equivalents, end of period	3,223	2,386

Supplemental disclosure of cash flow information
Interest paid	1	0
Income taxes paid	0	6
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